Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Networks Inc.:

We consent to the use of our reports, dated February 26, 2020, with respect to (i) the consolidated balance sheets of AMC Networks Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the related financial statement schedule, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2019, by AMC Networks Inc. in the Registration Statement on Form S-8. Our report on the Company’s consolidated financial statements refers to changes in accounting principle due to the Company’s adoption of ASU No. 2016-02, Leases (ASC 842), effective January 1, 2019, and the Company’s adoption of ASU No.2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP

New York, New York

November 17, 2020